Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 23, 2021) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its second quarter of fiscal 2022 which ended October 31, 2021.

Net sales for the second quarter of fiscal 2022 increased $4.6 million, or 1.0%, to $453.2 million compared with the same quarter of the prior fiscal year. The Company experienced growth in the new construction sales channel during the second quarter of fiscal 2022 versus the prior year period as market demand continued at a strong pace. Net sales for the first six months of the current fiscal year increased 6.8% to $895.7 million from the comparable period of the prior fiscal year.

Net income was $2.0 million ($0.12 per diluted share) for the second quarter of fiscal 2022 compared with $23.1 million ($1.36 per diluted share) in the same quarter of the prior fiscal year. Net income for the second quarter of fiscal 2022 decreased $21.1 million due to the continued expansion of inflationary pressures outpacing our pricing actions taken across all our channels. Prior pricing actions have begun to partially offset the macro level inflationary impacts. Given the inherent lag in the realization of these pricing actions which in some cases can take up to six months or more, the current quarter inflation impacts could not be fully offset. Net income for the first six months of the current fiscal year was $5.0 million ($0.30 per diluted share) compared with $39.2 million ($2.30 per diluted share) for the same period of the prior fiscal year. Net income margin was 0.4% for the second quarter of fiscal 2022 compared to 5.2% for the same period in the prior fiscal year and 0.6% for the first six months of the current fiscal year compared with 4.7% for the same period of the prior fiscal year. Adjusted EPS per diluted share was $0.62 for the second quarter of fiscal 2022 compared with $2.02 in the same quarter of the prior fiscal year and $1.32 for the first six months of the current fiscal year compared with $3.65 for the same period of the prior fiscal year.

Adjusted EBITDA for the second quarter of fiscal 2022 decreased $35.3 million, or 53.4%, to $30.8 million, or 6.8% of net sales, compared to $66.1 million, or 14.7% of net sales, for the same quarter of the prior fiscal year. Adjusted EBITDA for the first six months of fiscal 2022 decreased $59.6 million, or 48.7%, to $62.9 million, or 7.0% of net sales, compared to $122.5 million, or 14.6% of net sales, for the same period of the prior fiscal year.

"Sales growth remained strong in our new construction channel with remodel sales slowing due to the timing of winter promotional product shipments and prior year restocking efforts. Our current quarter adjusted EBITDA margins of 6.8% were below expectations as sales were suppressed due to ongoing labor and supply chain challenges, primarily particle board. Our current quarter results include approximately $14 million of pricing impact that we realized in the second quarter of fiscal 2022. We have also completed an additional set of pricing actions due to ongoing inflationary pressures. Assuming our current sales level, we expect the impact of confirmed pricing actions to increase in the fourth fiscal quarter of 2022 by an additional $36 million versus the second quarter's realized pricing actions, to over $50 million per quarter," said Scott Culbreth, President and CEO. "Supply chain, labor, and logistics challenges remain, as well as increased costs associated with those challenges, but we expect retention efforts to continue improving our staffing levels which will result in incremental production capacity to reduce our backlog. We remain excited about the long-term potential for the business and expect Adjusted EBITDA margins to improve as price realization better matches inflationary impacts and we improve productivity and increase production levels."

Cash used by operating activities for the first six months was $(10.2) million and free cash flow totaled $(37.3) million. Cash flows were negatively impacted by lower net income, higher inventory levels, timing of accounts payable, and lower accrued compensation expenses. As of October 31, 2021, the Company had $8.0 million of cash on hand with no term loan debt maturities until July 2023 plus access to $233.0 million of additional availability under its revolving facility. The Company paid down a net of $19.7 million of its debt and repurchased shares valued at $25.0 million during the first six months of the current fiscal year.

AMWD Announces Second Quarter Results

November 23, 2021

Effective May 1, 2021, the Company changed its accounting method for inventory costing for inventories which previously utilized a last-in, first-out ("LIFO") basis to a first-in, first-out ("FIFO") basis. All prior periods presented have been retrospectively adjusted to apply the effects of the change.

About Us

American Woodmark celebrates the creativity in all of us. With over 10,000 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Use of Non-GAAP Financial Measures

We have presented certain financial measures in this press release which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are provided below following the financial highlights under the heading "Non-GAAP Financial Measures."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
(AMWD-ER)

AMWD Announces Second Quarter Results

November 23, 2021

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2021	2020	2021	2020

Net sales	$453,163	$448,583	$895,744	$838,670
Cost of sales & distribution	401,469	357,911	790,607	668,431
Gross profit	51,694	90,672	105,137	170,239
Sales & marketing expense	21,568	21,608	44,555	41,506
General & administrative expense	24,596	30,229	48,283	60,212
Restructuring charges, net	(3)	2,791	310	6,251
Operating income	5,533	36,044	11,989	62,270
Interest expense, net	2,360	5,981	4,533	12,011
Other (income) expense, net	863	(981)	936	(2,669)
Income tax expense	280	7,922	1,509	13,747
Net income	$2,030	$23,122	$5,011	$39,181

Earnings Per Share:
Weighted average shares outstanding - diluted	16,605,911	17,047,296	16,662,791	17,036,652

Net income per diluted share	$0.12	$1.36	$0.30	$2.30

AMWD Announces Second Quarter Results

November 23, 2021

Condensed Consolidated Balance Sheet
(Unaudited)
	October 31,	April 30,
	2021	2021

Cash & cash equivalents	$8,007	$91,071
Customer receivables	149,191	146,866
Inventories	190,998	158,167
Income taxes receivable	5,109	—
Other current assets	18,403	13,861
Total current assets	371,708	409,965
Property, plant and equipment, net	208,696	204,002
Operating lease assets, net	118,283	123,118
Customer relationship intangibles, net	98,944	121,778
Goodwill	767,612	767,612
Other assets	30,496	27,924
Total assets	$1,595,739	$1,654,399

Current portion - long-term debt	$2,160	$8,322
Short-term operating lease liabilities	21,538	19,994
Accounts payable & accrued expenses	171,436	192,131
Total current liabilities	195,134	220,447
Long-term debt	501,434	513,450
Deferred income taxes	40,641	42,891
Long-term operating lease liabilities	104,433	109,628
Other liabilities	10,958	11,745
Total liabilities	852,600	898,161
Stockholders' equity	743,139	756,238
Total liabilities & stockholders' equity	$1,595,739	$1,654,399

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	October 31,
	2021	2020

Net cash (used) provided by operating activities	$(10,176)	$76,568
Net cash used by investing activities	(27,098)	(18,930)
Net cash used by financing activities	(45,790)	(42,137)
Net (decrease) increase in cash and cash equivalents	(83,064)	15,501
Cash and cash equivalents, beginning of period	91,071	97,059

Cash and cash equivalents, end of period	$8,007	$112,560

AMWD Announces Second Quarter Results

November 23, 2021

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below.

Management believes all of these non-GAAP financial measures provide an additional means of analyzing the current period's results against the corresponding prior period's results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income adjusted to exclude (1) income tax expense, (2) interest expense, net, (3) depreciation and amortization expense, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the acquisition of RSI Home Products, Inc. ("RSI acquisition") and the subsequent restructuring charges that the Company incurred related to the acquisition, (6) non-recurring restructuring charges, (7) stock-based compensation expense, (8) gain/loss on asset disposals, (9) change in fair value of foreign exchange forward contracts, and (10) net gain/loss on debt forgiveness and modification. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

Adjusted EPS per diluted share

We use Adjusted EPS per diluted share in evaluating the performance of our business and profitability. Management believes that this measure provides useful information to investors by offering additional ways of viewing the Company's results by providing an indication of performance and profitability excluding the impact of unusual and/or non-cash items. We define Adjusted EPS per diluted share as diluted earnings per share excluding the per share impact of (1) expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the RSI acquisition, (2) non-recurring restructuring charges, (3) the amortization of customer relationship intangibles and trademarks, (4) net loss on debt forgiveness and modification, and (5) the tax benefit of RSI acquisition expenses and subsequent restructuring charges, the net gain on debt forgiveness and modification and the amortization of customer relationship intangibles and trademarks. The amortization of intangible assets is driven by the RSI acquisition and will recur in future periods. Management has determined that excluding amortization of intangible assets from our definition of Adjusted EPS per diluted share will better help it evaluate the performance of our business and profitability and we have also received similar feedback from some of our investors.

Free cash flow

To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays from cash flows from continuing operations which is how we define free cash flow. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It also provides a measure of our ability to repay our debt obligations.

Net leverage

Net leverage is a performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.

AMWD Announces Second Quarter Results

November 23, 2021

We define net leverage as net debt (total debt less cash and cash equivalents) divided by the trailing 12 months Adjusted EBITDA.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Reconciliation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin

	Three Months Ended		Six Months Ended
	October 31,		October 31,
(in thousands)	2021	2020	2021	2020

Net income (GAAP)	$2,030	$23,122	$5,011	$39,181
Add back:
Income tax expense	280	7,922	1,509	13,747
Interest expense, net	2,360	5,981	4,533	12,011
Depreciation and amortization expense	12,921	13,019	25,946	25,978
Amortization of customer relationship intangibles and trademarks	11,417	12,250	22,834	24,500
EBITDA (Non-GAAP)	$29,008	$62,294	$59,833	$115,417
Add back:
Acquisition and restructuring related expenses (1)	20	61	40	121
Non-recurring restructuring charges, net (2)	(3)	2,791	310	6,251
Change in fair value of foreign exchange forward contracts (3)	520	(566)	170	(1,821)
Stock-based compensation expense	1,216	1,266	2,393	2,227
Loss on asset disposal	36	286	151	332
Adjusted EBITDA (Non-GAAP)	$30,797	$66,132	$62,897	$122,527

Net Sales	$453,163	$448,583	$895,744	$838,670
Net income margin (GAAP)	0.4%	5.2%	0.6%	4.7%
Adjusted EBITDA margin (Non-GAAP)	6.8%	14.7%	7.0%	14.6%

(1) Acquisition and restructuring related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition.
(2) Non-recurring restructuring charges are comprised of expenses incurred related to the permanent layoffs due to COVID-19 and the closure of the manufacturing plant in Humboldt, Tennessee. The three- and six-months ended October 31, 2020 includes accelerated depreciation expense of $0.2 million and $1.3 million, respectively, related to Humboldt.
(3) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other (income) expense, net in the operating results.

AMWD Announces Second Quarter Results

November 23, 2021

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Six Months Ended
	October 31,		October 31,
(in thousands, except share data)	2021	2020	2021	2020

Net income (GAAP)	$2,030	$23,122	$5,011	$39,181
Add back:
Acquisition and restructuring related expenses	20	61	40	121
Non-recurring restructuring charges, net	(3)	2,791	310	6,251
Amortization of customer relationship intangibles and trademarks	11,417	12,250	22,834	24,500
Tax benefit of add backs	(3,100)	(3,850)	(6,167)	(7,903)
Adjusted net income (Non-GAAP)	$10,364	$34,374	$22,028	$62,150

Weighted average diluted shares	16,605,911	17,047,296	16,662,791	17,036,652
EPS per diluted share (GAAP)	$0.12	$1.36	$0.30	$2.30
Adjusted EPS per diluted share (Non-GAAP)	$0.62	$2.02	$1.32	$3.65

Free Cash Flow

	Six Months Ended
	October 31,
	2021	2020

Cash (used) provided by operating activities	$(10,176)	$76,568
Less: Capital expenditures (1)	27,103	19,124
Free cash flow	$(37,279)	$57,444

(1) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays.

AMWD Announces Second Quarter Results

November 23, 2021

Net Leverage

Twelve Months Ended
October 31,
(in thousands)	2021

Net income (GAAP)	$25,033
Add back:
Income tax expense	6,584
Interest expense, net	15,650
Depreciation and amortization expense	51,068
Amortization of customer relationship intangibles and trademarks	46,223
EBITDA (Non-GAAP)	$144,558
Add back:
Acquisition and restructuring related expenses (1)	93
Non-recurring restructuring charges, net (2)	(92)
Change in fair value of foreign exchange forward contracts (3)	888
Stock-based compensation expense	4,764
Loss on asset disposal	203
Net loss on debt forgiveness and modification	13,792
Adjusted EBITDA (Non-GAAP)	$164,206

As of
October 31,
2021
Current maturities of long-term debt	$2,160
Long-term debt, less current maturities	501,434
Total debt	503,594
Less: cash and cash equivalents	(8,007)
Net debt	$495,587

Net leverage (4)	3.02

(1) Acquisition and restructuring related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition.
(2) Non-recurring restructuring charges are comprised of expenses incurred related to the permanent layoffs due to COVID-19 and the closure of the manufacturing plant in Humboldt, Tennessee.
(3) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other (income) expense, net in the operating results.
(4) Net debt divided by Adjusted EBITDA for the twelve months ended October 31, 2021.

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